PROSPECTUS SUPPLEMENT
(To Prospectus dated May 17, 2000)


                                  $74,000,000
                        principal amount plus interest
                              Liquidity Facility
                                      of
                        FGIC Securities Purchase, Inc.
                                 in support of
                          CITY OF FRESNO, CALIFORNIA
                         Sewer System Subordinate Lien
                     Variable Rate Revenue Refunding Bonds
                                 2000 SERIES A


Date of Bonds: Date of Delivery                       Due:  September 1, 2025

                              -------------------

     Liquidity Facility: We are providing a Liquidity Facility for the Bonds described below. The Liquidity Facility will expire on May 18, 2005, unless it is extended or terminated sooner in accordance with its terms.

     Terms of the Bonds: The Bonds are special obligations of the City of Fresno, California (the "City") payable exclusively from, and secured by a lien on, Subordinate Lien Net Revenues consisting of the Net Revenues of the Sewer system, less the amounts required for the operation and maintenance of the Sewer System The Bonds are also subject to extraordinary, mandatory and optional sinking fund redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Bonds. The Bonds are being remarketed under a separate disclosure document. The Obligations may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by us.

                 --------------------------------------------

                           PaineWebber Incorporated

                 --------------------------------------------

            The date of this Prospectus Supplement is May 17, 2000


                               TABLE OF CONTENTS

                                                                    Page

INTRODUCTION.........................................................S-1
DESCRIPTION OF THE BONDS.............................................S-1
BOOK-ENTRY SYSTEM ...................................................S-9
THE LIQUIDITY FACILITY..............................................S-12
THE STANDBY LOAN AGREEMENT; GE CAPITAL..............................S-14
EXPERTS.............................................................S-16

                             --------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                 INTRODUCTION

     We are providing you with this prospectus supplement to furnish information regarding our obligations under a Liquidity Facility in support of $74,000,000 aggregate principal amount Sewer System Subordinate Lien Variable Rate Revenue Refunding Bonds, 2000 Series A which will be issued on or about May 18, 2000 by the City of Fresno, California and will be governed by the terms of an indenture with BNY Western Trust Company, as trustee (the "Trustee") for the Bonds. We will enter into a Standby Bond Purchase Agreement with the Trustee (the "Liquidity Facility"), pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on May 18, 2005, unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

                           DESCRIPTION OF THE BONDS

General

     The Bonds will be issued and delivered as fully registered bonds without coupons and, when executed and delivered, will be registered in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"). Principal of and premium, if any, and interest on the Bonds will be payable through the Trustee. Purchases of beneficial interests from DTC in the Bonds will be made in book-entry only form (without certificates) in authorized denominations. For so long as Cede & Co., as nominee of DTC, is registered owner of the Bonds, payments of the principal of and premium, if any, and interest on the Bonds will be made directly to DTC. Disbursement of such payment to the beneficial owners is the responsibility of the DTC Participants and the Indirect Participants, each such term as hereinafter defined.

     The Bonds will initially bear interest at a Weekly Rate for a Weekly Rate Period. The Bonds may bear interest from time to time at (i) a Daily Rate during a Daily Rate Period and (ii) a Weekly Rate during a Weekly Rate Period. The Bonds may also be converted to an Extended Rate or a Fixed Rate as provided in the Indenture. Interest will be computed, in the case of the Weekly Rate or the Daily Rate, on the basis of a 365 or 366-day year, as appropriate, for the number of days elapsed. While the Bonds are in the Weekly Rate Mode or the Daily Rate Mode, the authorized denominations will be $100,000 and whole multiples thereof, except that one Bond may be in the amount of $100,000 and a whole multiple of $5,000 in excess thereof.

     At no time shall any Bonds (other than Provider Bonds, defined below) bear interest in excess of the lesser of (i) twelve percent (12%) per annum and (ii) the maximum interest rate allowed by law (the "Maximum Rate"). Any Bonds purchased with amounts drawn on the Liquidity Facility and registered to and owned by the Liquidity Provider ("Provider Bonds") shall not bear interest in excess of the lesser of (i) Provider Rate (as described in the Liquidity Facility) or (ii) the maximum interest rate allowed by law.

     Interest on the Bonds will be payable by the Trustee on an "Interest Payment Date" which means while the Bonds are in the Weekly Rate Mode and in the Daily Rate Mode, the first business day of each calendar month beginning June 1, 2000, and any mandatory tender date as described under the caption "Mandatory Tender Provisions" below, for the applicable Interest Accrual Period (described below).

     Except as otherwise provided with respect to Provider Bonds, each Bond will bear interest during its applicable Interest Accrual Period. "Interest Accrual Period" means (i) with respect to Bonds bearing interest at a Weekly Rate or a Daily Rate, the period from and including the first business day of each month (with the exception of (1) the first Interest Accrual Period, which commences on the date of delivery of the Bonds, and (2) the first Interest Accrual Period following conversion to a Weekly Rate or Daily Rate which commences on the Conversion Date) to and including the day before the first business day of the next month (except in the event of a change to an Extended Rate or a Fixed Rate, in which event to and including the last day of such month).

Interest Rate Provisions

     Weekly Rate. The Bonds will initially bear interest at the Weekly Rate (based on 365 or 366 day years, as applicable, and actual number of days elapsed). Weekly Rate Periods shall be from Wednesday of each week to but excluding Wednesday of the following week, except that the first Weekly Rate Period shall be from the date of delivery of the Bonds to but excluding Wednesday of the following week, (i) in the case of a conversion of the Bonds to a Weekly Rate Mode from an Extended Rate Mode, the initial Weekly Rate Period upon such conversion shall be from the Conversion Date to but excluding Wednesday of the following week, (ii) in the case of a conversion of the Bonds from a Weekly Rate Mode to an Extended Rate Mode, the last Weekly Rate Period shall end on the Conversion Date, and (iii) in case the Weekly Rate Mode is in effect as of the stated maturity date for the Bonds, the last Weekly Rate Period shall end on such stated maturity date.

     The Remarketing Agent shall determine the Weekly Rate for each Weekly Rate Period not later than 4:00 p.m. on the last business day which is immediately prior to the commencement date of the Weekly Rate Period to which such Weekly Rate relates. The Weekly Rate so to be determined shall be the rate of interest which, if borne by such Bonds, would, in the judgment of the Remarketing Agent, having due regard for the prevailing financial market conditions for bonds or other securities the interest on which is excluded from gross income for federal income tax purposes and of the same general nature as such Bonds and which are comparable as to credit and maturity (or period for tender) with the credit and maturity (or period for tender) of such Bonds, be the lowest interest rate which would enable the Remarketing Agent to remarket the Bonds at a price of par (plus accrued interest, if any) on such business day. Notwithstanding the foregoing, in no event shall any Weekly Rate exceed the Maximum Rate.

     Daily Rate. During each Daily Rate Period, the Daily Rate for the Bonds shall be determined by the Remarketing Agent by 9:30 a.m. New York City time on each business day and shall be the rate of interest which, if borne by such Bonds, would, in the judgment of the Remarketing Agent, having due regard for the prevailing financial market conditions for bonds or other securities the interest on which is excluded from gross income for federal income tax purposes and of the same general nature as such Bonds and which are comparable as to credit and maturity (or period for tender) with the credit and maturity (or period for tender) of such Bonds, be the lowest interest rate which would enable the Remarketing Agent to remarket the Bonds at a price of par (plus accrued interest, if any) on such business day. The Daily Rate for any non-business day will be the rate for the last business day on which a Daily Rate was set. Notwithstanding the foregoing, in no event shall any Daily Rate exceed the Maximum Rate.

     Default Rate. If the Remarketing Agent fails for any reason to determine or notify the Trustee of the interest rate for any Variable Rate Mode period when required under the Indenture, or if any interest rate for any Variable Rate Mode period is determined by a court of competent jurisdiction to be invalid or unenforceable, and if the Variable Rate Mode period for which such interest rate is to be in effect is less than or equal to six months, the interest rate for such Variable Rate Mode period shall be with respect to the Bonds, the lesser of (A) the Maximum Interest Rate, or (ii) 110% of the Tax Exempt Commercial Paper Rate (30 days), as published in The Bond Buyer or any successor publication. If such index ceases to be published, it shall be replaced by a comparable published index designated in writing by the Remarketing Agent, upon consultation with the City, with notice being given in writing to the Trustee and the bond insurance provider and the Liquidity Provider.

     All determinations of Weekly Rates and Daily Rates pursuant to the provisions of the Indenture shall be conclusive and binding upon the City, the Trustee, the Liquidity Provider, the bond insurance provider and the owners of the Bonds. The City, the Trustee, the Liquidity Provider and the Remarketing Agent shall not be liable to the owner of any Bond for failure to give any notice required above or for failure of the owner of any Bond to receive any such notice.

     Other Modes. For information relating to the determination of interest rates during the Extended Rate Mode or the Fixed Rate Mode, please consult the Indenture, which may be obtained from the City. The Liquidity Facility does not support Bonds that are in the Extended Rate Mode or the Fixed Rate Mode.

Optional Tender Provisions During Weekly Rate Mode or Daily Rate Mode

     Optional Tenders During Weekly Rate Mode. During any Weekly Rate Mode, owners of Bonds (other than Provider Bonds) may elect to have their Bonds (or portions thereof in authorized denominations) purchased at the purchase price on any business day upon delivery of a written notice of tender meeting the requirements of the Indenture to the Trustee not later than 5:00 p.m. on a business day not less than seven days prior to the date the Bonds are purchased.

     Optional Tenders During Daily Rate Mode. During any Daily Rate Mode, the owners of the Bonds shall have the right to tender any Bond (or portion thereof in an authorized denomination, provided the untendered portion thereof is also in an authorized denomination) (other than Provider Bonds) to the Trustee for purchase at the applicable purchase price on any business day, but only upon the giving or delivery to the Tender Agent and the Remarketing Agent at their principal offices by 11:00 a.m., New York City time, on such business day of an irrevocable telephonic, facsimile or telegraphic notice which states
(i) the aggregate principal amount of Bonds to be purchased and (ii) that such Bonds (or portion thereof in an authorized denomination, provided the untendered portion thereof is also in an authorized denomination) shall be purchased on such business day.

     Bonds to be Remarketed. Not later than 11:00 a.m. on the business day of any notice of tender of Bonds in the Daily Rate Mode and not later than 4:00 p.m. on the business day immediately following the date of receipt of any notice of tender of Bonds in the Weekly Rate Mode, the Trustee shall notify the Remarketing Agent and the Liquidity Provider of the principal amount of the Bonds or portions thereof to be tendered and remarketed and the date on which such Bonds or portions thereof are to be tendered and remarketed. Such notices shall be given by telephone, telegram, telecopy, telex or other similar communication and shall be promptly confirmed in writing.

     Each tender notice shall automatically constitute (A) an irrevocable offer to sell the Bond or portion thereof to which the notice relates on the date the Bonds are purchased to any purchaser selected by the Remarketing Agent, at the purchase price, (B) an irrevocable authorization and instruction to the Trustee to effect transfer of such Bond or portion thereof upon payment of such purchase price to the Trustee on the date the Bonds are purchased, (C) an irrevocable authorization and instruction to the Trustee to effect the exchange of the Bond to be purchased in whole or in part for other Bonds evidencing principal in an equal aggregate amount so as to facilitate the sale of such Bond or portion thereof, and (D) an acknowledgment that such owner will have no further rights with respect to such Bond or portion thereof upon payment of the purchase price by the Trustee on the date the Bonds are purchased, except for the right of such owner to receive such purchase price upon surrender of such Bond to the Trustee.

     Remarketing of Tendered Bonds. The Remarketing Agent shall offer for sale and use its best efforts to find purchasers for all Bonds or portions thereof properly tendered. The terms of any sale by the Remarketing Agent of tendered Bonds shall provide for the purchase of the remarketed Bonds at the purchase price and the payment of such purchase price to the Trustee by the Remarketing Agent in immediately available funds against delivery of the remarketed Bonds to the Trustee at or before 11:30 a.m. on the date the Bonds are purchased. The Remarketing Agent shall first offer any Provider Bonds for such remarketing. Notwithstanding the foregoing, the Remarketing Agent shall not offer for sale any Bond if (i) notice of any extraordinary or optional redemption or any conversion from the Daily Rate Mode or the Weekly Rate Mode to another Mode has been given to the owner of such Bond pursuant to the provisions of the Indenture, or (ii) any defeasance of such Bond in accordance with the provisions of the Indenture has occurred, unless the Remarketing Agent has advised the person in writing to whom the offer is made of such occurrence and the effect of the same on the rights of the owner of such Bond, including, but not limited to, the rights of such owner to tender such Bond, as described in the conversion notice from the Trustee to the owner of such Bond.

     Mandatory Tender Provisions

     Mandatory Tenders On Conversion Dates. The Bonds are subject to mandatory tender for purchase on each Conversion Date (described below), and the owners will not be entitled to retain such Bonds. Notice of conversion to a different Variable Rate Mode shall be given to the owners in the manner provided in the Indenture. Any Bond not tendered for purchase on a Conversion Date, as required by the Indenture, will be deemed tendered and purchased on such Conversion Date, and thereafter the Holder thereof shall have no further rights under the Indenture except to receive such purchase price. The term "Conversion Date" means any date on which the Mode applicable to the Bonds is converted from one Variable Rate Mode to another Variable Rate Mode or to the Fixed Rate Mode.

     Mandatory Tenders Upon Expiration or Substitution of Liquidity Facility or Event of Default with Respect Thereto. The Bonds shall be subject to mandatory tender for purchase at the purchase price:

     (i) on the last business day which is at least five days prior to expiration of the Liquidity Facility;

     (ii) on the fifth business day following the Trustee's receipt of a "Termination Notice" from the Liquidity Provider; and

     (iii) while the Bonds accrue interest at the Daily Rate or the Weekly Rate on the last business day which is at least five days prior to the substitution of an alternate liquidity facility provided by another entity for the Liquidity Facility pursuant to the provisions of the Indenture.

     The owners may not elect to retain their Bonds in the event of mandatory tender required as a result of events described under this sub-caption.

Remarketing of Tendered Bonds

     The Remarketing Agent will offer for sale and use its best efforts to find purchasers for the Bonds to be tendered while they bear interest at a Weekly Rate or a Daily Rate; provided that in the event of mandatory tender as a result of substitution of an alternate liquidity facility provided by another entity, the Remarketing Agent shall inform prospective Purchasers of the identity of the Liquidity Provider issuing such alternate liquidity facility provided by another entity and the ratings to be in effect on the Bonds following such substitution. The terms of any sale by the Remarketing Agent of tendered Bonds shall provide for the purchase of the remarketed Bonds at the purchase price and the payment of such purchase price to the Trustee by the Remarketing Agent in immediately available funds against the delivery of the remarketed Bonds to the Trustee at or before 11:30 a.m. on the date the Bonds are purchased. Notwithstanding the foregoing, the Bonds shall not be offered for sale unless the Liquidity Facility or an alternate liquidity facility provided by another entity is in place at the time of the remarketing.

Purchase of Tendered Bonds

     At or before 3:30 p.m. on the business day immediately preceding each date the Bonds are purchased, the Remarketing Agent shall notify by telephone, telegram, telecopy, telex or other similar communication to the Trustee and the Liquidity Provider of the principal amount of tendered Bonds which have been remarketed and of the names, addresses and taxpayer identification numbers of the purchasers and the denominations of remarketed Bonds to be delivered to each purchaser. On the date the Bonds are purchased, the Trustee shall make a draw on the Liquidity Facility in accordance with the terms thereof at the times and to the extent necessary to timely pay the purchase price with regard to the Bonds for which remarketing proceeds have not been paid to the Trustee; and the Trustee shall hold the moneys received pursuant to such draw under the Liquidity Facility in trust in a separate segregated account for the benefit of the owners of such tendered Bonds. The Remarketing Agent shall pay to the Trustee, on the date the Bonds are purchased, all amounts representing proceeds of the remarketing of tendered Bonds, such payments to be made in the manner and at the time specified in the Indenture.

     Before 4:00 p.m. on the date the Bonds are purchased and upon receipt by the Trustee of 100% of the aggregate purchase price of the tendered Bonds, the Trustee shall pay the purchase price of such Bonds to the owners thereof at its principal office or by bank wire transfer. Such payments shall be made in immediately available funds. Payments of such purchase price are to be made from the following sources in the order of priority indicated:

     (i) the proceeds of the sale of the Bonds which have been remarketed by the Remarketing Agent; and

     (ii) moneys paid pursuant to draws on the Liquidity Facility to pay the purchase price of Bonds, including accrued but unpaid interest.

Undelivered Bonds

     All Bonds to be purchased on any date shall be required to be delivered to the principal office of the Trustee at or before 11:30 a.m. on the date the Bonds are purchased. If the owner of any Bond or portion thereof that is subject to purchase fails to surrender such Bond to the Trustee for purchase on the date the Bonds are purchased, and if the Trustee is in receipt of the purchase price therefor, such Bond or portion thereof shall nevertheless be deemed purchased on the date the Bonds are purchased and ownership of such Bond or portion thereof shall be transferred to the purchaser thereof as provided in the Indenture. Any owner who fails to deliver a Bond for purchase as required above shall have no further rights with respect thereto except the right to receive the purchase price therefor upon presentation and surrender of said Bond to the Trustee.

Provider Bonds

     In the event that any Bonds are purchased with amounts drawn on the Liquidity Facility pursuant to the Indenture and registered to and owned by the Liquidity Provider or its nominee or transferee) pursuant to the provisions of the Indenture, the Remarketing Agent shall continue to offer for sale and use its best efforts to sell such Provider Bonds (other than Provider Bonds that become such as a result of mandatory tender pursuant to the provisions of the Indenture at the purchase price until such Provider Bonds are sold or until the Remarketing Agent and the City determine that such Provider Bonds cannot be sold at such price). The Trustee shall deliver such Provider Bonds to the Liquidity Provider or its designee which shall hold the same pending such remarketing. Upon the remarketing of any Provider Bond, and receipt of the proceeds of such remarketing, such Provider Bond shall cease to be a Provider Bond (unless and until it again becomes a Provider Bond pursuant to the provisions of the Indenture). While the Liquidity Facility is effective and prior to the release of any Provider Bond, upon receipt of the proceeds of the remarketing of Provider Bonds, the Trustee shall deliver to the Liquidity Provider the notices required pursuant to the Liquidity Facility in order to reinstate the Liquidity Facility to an amount equal to the principal and interest evidenced by the Outstanding Bonds in accordance with its terms. The Trustee shall deliver a copy of such notices to the Remarketing Agent. Notwithstanding the foregoing, the Trustee shall not release any remarketed Provider Bonds which, upon such remarketing, would be in a Variable Rate Mode, unless and until the Trustee receives notice from the Liquidity Provider pursuant to the Liquidity Facility has been reinstated as provided therein.

     If the Liquidity Facility or then-existing alternate liquidity facility provided by another entity is about to expire or terminates by its terms and has not theretofore been extended or replaced by an alternate liquidity facility provided by another entity satisfactory to the bond insurance provider, then the City and the Remarketing Agent shall use their best efforts to commence the remarketing of the Bonds and the conversion thereof to a fixed interest rate, in either case, not later than 90 days prior to the scheduled expiration date of the Liquidity Facility or then-existing alternate liquidity facility provided by another entity, and, in the event of termination, as soon as possible (but in no event more than 180 days) thereafter.

Remarketing

     The City will enter into a Remarketing Agreement, dated as of May 1, 2000 (the "Remarketing Agreement"), with PaineWebber Incorporated, as remarketing agent (the "Remarketing Agent"), pursuant to which the Remarketing Agent undertakes, among other things, to use its best efforts to remarket all Bonds tendered for repurchase while they accrue interest at the Weekly Rate or the Daily Rate. The City or the Remarketing Agent may terminate the Remarketing Agreement under the circumstances and in the manner described in the Remarketing Agreement. Upon termination of the Remarketing Agreement, the City will appoint a replacement remarketing agent in accordance with the Indenture.

     Notwithstanding the foregoing, there shall not be any remarketing of the Bonds if there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or if any event shall have occurred which with notice or the lapse of time would constitute an Event of Default.

Conversion of Interest Rate Mode

     Optional Conversion between Variable Rate Modes. At the option of the City and upon delivery of an opinion of Counsel to the effect that such conversion will not, in and of itself, adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes, all of the Bonds may be converted from the then current Variable Rate Mode to another Variable Rate Mode as provided in the Indenture.

     At the direction of the City, the Remarketing Agent shall give written notice of any conversion to the City, the Trustee, the bond insurance provider and the Liquidity Provider not less than five business days prior to the date on which the Trustee is required to notify the owners of the conversion pursuant to the Indenture. Such notice shall specify (i) the proposed Conversion Date, (ii) the Mode to which the conversion will be made, and (iii) in the case of conversion to the Extended Rate Mode, the initial Extended Rate Period. Not less than 10 days prior to any such Conversion Date, the Trustee shall mail a written notice of the conversion to all of the owners of Bonds, setting forth such information as provided in the Indenture.

     The Variable Rate for the Variable Rate Period commencing on the Conversion Date shall be determined by the Remarketing Agent in the manner and on the date provided in the Indenture. In addition to determining the Extended Rate, the Remarketing Agent shall determine a Weekly Rate or a Daily Rate, as applicable, at the time specified in the Indenture, and give notice thereof to the Trustee, the bond insurance provider and the Liquidity Provider, which Weekly Rate or a Daily Rate, as applicable, shall take effect, if required, pursuant to the Indenture. Notwithstanding the delivery of notice of the conversion pursuant to the Indenture, conversion to a new Variable Rate Mode shall not take effect in the event the conditions provided in the Indenture are not satisfied. For purposes of this prospectus supplement and the discussion contained in this heading, the term "Variable Rate" or "Variable Rate Mode" shall mean only the Weekly Rate or the Daily Rate.

     Conversion to the Extended Rate Mode or the Fixed Rate Mode. All of the Bonds may be converted from the then current Variable Rate Mode to the Extended Rate Mode or the Fixed Rate Mode at the option of the City as provided in the Indenture. Prior to such conversion, all of the Bonds shall be subject to mandatory tender for purchase and a new offering document or a supplement to this Official Statement will be prepared in connection with such conversion. This prospectus supplement describes only such provisions while the Bonds bear interest in the Weekly Rate Mode or the Daily Rate Mode. The Liquidity Facility does not apply to Bonds in the Extended Rate Mode or the Fixed Rate Mode.

Redemption Provisions

     Extraordinary Redemption. The Bonds are subject to redemption by the City on any date prior to their respective stated maturities, upon notice as provided in the Indenture, as a whole, or in part by lot (if in part, from such maturities as are designated by the City to the Trustee and by lot within a maturity), from Net Proceeds received by the City from a condemnation award or insurance recovery and not applied to repair or replace the Project, at the principal amount thereof and interest accrued thereon to the date fixed for redemption, without premium.

     Optional Redemption. While the Weekly Rate Mode or the Daily Rate Mode is in effect, the Bonds are subject to redemption prior to their stated maturity date, on any Interest Payment Date, at the option of the City, as a whole or in part, in authorized denominations, from any source of available funds, at a redemption price equal to the principal thereof, plus accrued interest thereon, to the date fixed for redemption, without premium; provided that the Provider Bonds shall be subject to redemption prior to their stated maturity date, on any date, at the option of the City, in whole or in part, from any source of available funds, at a redemption price equal to the principal thereof, plus accrued interest thereon, without premium.

     Mandatory Sinking Account Redemption. The Bonds are subject to redemption prior to their stated maturity date, in part, from mandatory sinking account payments, on each September 1 specified below, at a redemption price equal to the principal thereof, plus accrued interest thereon to the date fixed for redemption, without premium.

     The principal of such Bonds to be so redeemed and the dates therefor shall be as follows:

                   Year                   Mandatory Sinking
                September 1                  Fund Amount
                -----------               -----------------

                   2017                    $   2,200,000
                   2018                        2,700,000
                   2019                       13,400,000
                   2020                        7,900,000
                   2021                       14,500,000
                   2022                       14,200,000
                   2023                       15,700,000
                   2024                        1,400,000
                   2025*                       2,000,000

                   ------------
                   *Maturity


     The amount of each such redemption shall be reduced proportionately, to the extent possible, in authorized denominations, in the event and to the extent of any and all redemptions of the Bonds, other than redemptions made pursuant to the preceding paragraph.

     Selection of Bonds for Redemption. Whenever less than all the Outstanding Bonds are to be redeemed on any one date, the City shall select the Bonds of such maturity date to be redeemed or, if not so specified, the Trustee shall select the Series 2000 A Bonds to be redeemed by lot in any manner that the Trustee deems fair and appropriate, which decision shall be final and binding upon the City and the owners. Notwithstanding the foregoing, all Provider Bonds shall be redeemed prior to the redemption of any other Bonds. The Trustee shall promptly notify the City in writing of the numbers of the Bonds so selected for redemption on such date. For purposes of such selection, any Bond may be redeemed in part in authorized denominations.

     Notice of Redemption. When redemption of Bonds is authorized pursuant to the Indenture, the Trustee shall give notice, at the expense of the City, of the redemption of the Bonds. The notice of redemption shall specify the Bonds or designated portions thereof (in the case of redemption of the Bonds in part but not in whole) which are to be redeemed, the date of redemption, the place or places where the redemption will be made, including the name and address of any paying agent, the redemption price, the CUSIP numbers assigned to the Bonds to be redeemed, and the numbers of the Bonds to be redeemed in whole or in part and, in the case of any Bond to be redeemed in part only, the principal of such Bond to be redeemed. Such notice of redemption shall further state that on the specified date there shall become due and payable upon each Bond or portion thereof being redeemed the redemption price and that from and after such date interest thereon shall cease to accrue and be payable. In addition, at least 30 but not more than 45 days prior to any redemption date, notice of redemption shall be given to the respective owners of Bonds designated for redemption by first-class mail, postage redeemed, at their addresses appearing on the registration books maintained by the Trustee as of the close of business on the day before such notice of redemption is given.

                               BOOK-ENTRY SYSTEM

     DTC will act as securities depository for the Bonds. The Bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Bond will be issued for each maturity of the Bonds, each in the aggregate principal amount of such maturity, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of each Bond ("Beneficial owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but Beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which Beneficial owners entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

     To facilitate subsequent transfers, all Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

     Prepayment notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to an issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, mandatory sinking fund payments, interest payments and payments of purchase price with respect to the Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by Participants to Beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the City subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial owners will be the responsibility of Direct and Indirect Participants.

     Notwithstanding the foregoing, in the event any Bond is tendered but not remarketed, with the result that such Bond becomes a Provider Bond, the Trustee and the City shall, if requested by the Liquidity Provider, take all such actions as shall be necessary to remove the Bonds from the book-entry system of DTC and to register such tendered but not remarketed Bond in the name of the Liquidity Provider. Provider Bonds not in the book-entry system of DTC shall be held by the Liquidity Provider, or at the option of the Liquidity Provider, by the Trustee on behalf, and for the benefit, of the Liquidity Provider. At such time as all Provider Bonds have been remarketed such that no Provider Bonds remain outstanding and the Liquidity Facility has been reinstated in full, the Trustee and the City shall take all such actions as shall be necessary to return the Bonds to the full book-entry system of DTC.

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plans include a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant, and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans, as it deems appropriate.

     The foregoing information with respect to DTC's Year 2000 compliance has been provided to the Industry for information purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     The City and the Underwriter cannot and do not give any assurances that DTC, the Participants or others will distribute payments of principal, interest or premium with respect to the Bonds paid to DTC or its nominee as the registered owner, or will distribute any prepayment notices or other notices, to the Beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this Official Statement. The City and the Underwriter are not responsible or liable for the failure of DTC or any Participant to make any payment or give any notice to a Beneficial owner with respect to the Bonds or an error or delay relating thereto.

     The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the Bonds, payment of principal, interest and other payments on the Bonds to DTC Participants or Beneficial owners, confirmation and transfer of beneficial ownership interests in such Bonds and other related transactions by and between DTC, the DTC Participants and the Beneficial owners is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC Participants nor the Beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or the DTC Participants, as the case may be.

     DTC may discontinue providing its services with respect to the Bonds at any time by giving notice to the Trustee and discharging its responsibilities with respect thereto under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

                            THE LIQUIDITY FACILITY

     The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $2.5 billion of obligations currently outstanding, including the Obligations we are issuing under this prospectus supplement.

     Owners of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Bonds. Our obligation under the Liquidity Facility will be sufficient to pay a purchase price equal to the principal of and up to 34 days' interest on the Bonds at an assumed rate of 12% per year.

Termination Events

     The scheduled expiration date of the Liquidity Facility is May 18, 2005, unless it is extended or terminated sooner in accordance with its terms.

     The Indenture relating to the Bonds will specify certain circumstances where we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events would permit such termination:

     (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due and any such failure shall continue for three business days after notice thereof to the City;

     (b) the State of California takes any action which impairs the power of the City to comply with the covenants and obligations of the City under the Indenture, the Bonds, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds, or any right or remedy of FGIC-SPI or any owners of the Bonds from time to time to enforce such covenants and obligations;

     (c) (i) the City fails to observe or perform any covenant or agreement contained in the Indenture, the Bond, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety days following written notice thereof to the City from FGIC-SPI, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Indenture;

     (d) an event of default has occurred and is continuing under any of the Indenture, the Bonds, Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds;

     (e) any representation, warranty, certification or statement made by the City in the Indenture, the Bonds, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds, or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

     (f) any default by the City has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the City which is senior to, or on parity with, the Bonds;

     (g) the City files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

     (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the City insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the City proving a petition filed against the City seeking reorganization of the City under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

     (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the City and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

     (j) any material provision of the Liquidity Facility, the Indenture, the Remarketing Agreement, and all other documents relating to the issuance of the Bonds or the Bonds (including Provider Bonds) shall cease for any reason whatsoever to be a valid and binding agreement of the City or the City shall contest the validity or enforceability thereof; or

     (k) failure to pay when due any amount payable under any Bonds (regardless of any waiver thereof by the holders of the Bonds).

     Upon the occurrence of a termination event, we may deliver notice to the Trustee, the City, the Remarketing Agent and any applicable paying agent or tender agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 15th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

     The obligations of the City are as described in a separate disclosure document relating to the Bonds.

                    THE STANDBY LOAN AGREEMENT; GE CAPITAL

     In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the purchase price for tendered Bonds. The purchase price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

     The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                      Ratio of Earnings to Fixed Charges

     The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                   Year Ended December 31,                      Three Months
------------------------------------------------------------       Ended
1995        1996           1997          1998         1999      April 1, 2000
----        ----           ----          ----         ----      -------------
1.51        1.53           1.48          1.50         1.60          1.67


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.


           Where You Can Find More Information Regarding GE Capital

     GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               Incorporation of Information Regarding GE Capital

     The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document                                                     Period
--------                                                     ------
Annual Report on Form 10-K....................   Year ended December 31, 1999
Quarterly Report on Form 10-Q.................   Quarter ended April 1, 2000


                                    EXPERTS

     The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference in the prospectus supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.



                                  APPENDIX A



                                TENDER TIMELINE

                               TENDERS FOR BONDS

                                 PURCHASE DATE
                             (New York City time)

----------------------------------------------------------------------------





---------     ---------- ----------      ---------- ---------     ----------

12:00 pm.     12:15 p.m                   2:15 p.m.                2:30 p.m.
 [1]             [2]                         [3]                         [4]


1. Tender Agent shall give immediate telephonic notice, in any event not later than 12:00 p.m. on the date the Bonds are purchased, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on such date the Bonds are purchased.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 12:15 p.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each date the Bonds are purchased, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the date the Bonds are purchased.



                                $1,000,000,000

                        principal amount plus interest

                        Liquidity Facility Obligations

                                      of

                        FGIC Securities Purchase, Inc.


     FGIC Securities Purchase, Inc. ("FGIC-SPI" or the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

     Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), the Obligations will be issued from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. The specific terms of the Obligations and the Securities to which they relate will be set forth in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
              TIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.




The date of this Prospectus is May 17, 2000

     The information contained in this Prospectus has been obtained from FGIC Securities Purchase, Inc. This Prospectus is submitted in connection with the future sale of securities as referred to herein, and may not be reproduced or used, in whole or in part, for any other purposes.

     No dealer, salesman or any other person has been authorized by FGIC-SPI to give any information or to make any representation, other than as contained in this Prospectus or a Prospectus Supplement, in connection with the offering described herein, and if given or made, such other information or representation must not be relied upon as having been authorized by any of the foregoing. This Prospectus does not constitute an offer of any securities other than those described herein or a solicitation of an offer to buy in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at Room 1024 at the Office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and other information regarding registrants that file electronically, such as FGIC-SPI. The address of the Commission's Website is http:/www.sec.gov. FGIC-SPI does not intend to deliver to holders of its obligations offered hereby an annual report or other report containing financial information.

     This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of FGIC-SPI under the Liquidity Facilities to be issued from time to time by FGIC-SPI in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                      DOCUMENTS INCORPORATED BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 all heretofore filed with the Commission pursuant to Section 13 of the 1934 Act, to which reference is hereby made.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Obligations and the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Corporate Communications Department, FGIC Corporation, 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                                    SUMMARY

     The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, FGIC-SPI will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

     The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by FGIC-SPI for the Liquidity Facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, FGIC-SPI is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

     If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

     Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and FGIC-SPI will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

     The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, FGIC-SPI will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between FGIC-SPI and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, FGIC-SPI will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of FGIC-SPI under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

     The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                  THE COMPANY

     FGIC-SPI was incorporated in 1990 in the State of Delaware. All outstanding capital stock of FGIC-SPI is owned by FGIC Holdings, Inc., a Delaware corporation.

     Unless otherwise specified in a Prospectus Supplement, the business of FGIC-SPI consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, FGIC-SPI will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, FGIC-SPI will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to FGIC-SPI to purchase Securities as required.

     FGIC-SPI's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                           THE LIQUIDITY FACILITIES

     The Obligations will rank equally with all other general unsecured and unsubordinated obligations of FGIC-SPI. The Obligations are not issued pursuant to an indenture.

     Registered owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, FGIC-SPI will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of FGIC-SPI under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                          THE STANDBY LOAN AGREEMENT

     In order to obtain funds to fulfill its obligations under the Liquidity Facilities, FGIC-SPI will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to FGIC-SPI as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or FGIC-SPI's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                             PLAN OF DISTRIBUTION

     The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                 LEGAL MATTERS

     The legality of the Obligations has been passed upon for FGIC-SPI by Brown & Wood LLP, One World Trade Center, New York, New York 10048.

                                    EXPERTS

     The financial statements of FGIC Securities Purchase, Inc. at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated herein by reference in the prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus and upon the authority of said firm as experts in accounting and auditing.


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                 TABLE OF CONTENTS                                                     $74,000,000

                                               Page                                 principal amount
                                                                               plus interest and premium,
Prospectus Supplement                                                                    if any

Introduction......................................S-1
Description of the Bonds..........................S-1                         LIQUIDITY FACILITY OBLIGATIONS
Book Entry System...................................9
The Liquidity Facility...........................S-12
The Standby Loan Agreement; GE Capital...........S-14                                   issued by
Experts..........................................S-16

Prospectus                                                                           FGIC Securities
                                                                                     Purchase, Inc.
Available Information..............................2
Documents Incorporated By Reference................3                                  in support of
Summary............................................4
The Company........................................5                           City of Fresno, California
The Liquidity Facilities...........................5                          Sewer System Subordinate Lien
The Standby Loan Agreement.........................5                      Variable Rate Revenue Refunding Bonds
Plan of Distribution...............................6                                  2000 Series A
Legal Matters......................................6
Experts............................................6
                                                                                  PROSPECTUS SUPPLEMENT

                                                                                      May 17, 2000
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